Exhibit 99.1

TRANSACTIONS
Except as disclosed in this Amendment No. 8 or previously disclosed in this Schedule 13D, as amended, the following table sets forth all transactions by the Reporting Persons (on behalf of the Funds) with respect to the Ordinary Shares effected in the last 60 days, inclusive of any transactions effected through 4:00 p.m., New York City time, on July 11, 2025. Except as otherwise noted below, all such transactions were purchases or sales of Ordinary Shares effected in the open market, and the table excludes commissions paid in per share prices.

Amount Purchased/(Sold)	Price Per Share (£) (or $ if noted below)	Date of Purchase/Sale
TWO SEAS GLOBAL (MASTER) FUND LP

37,500	10.299 (1)	06/19/2025
17,500	10.247 (2)	06/24/2025
35,000	10.085 (3)	06/25/2025
150,000	10.08	06/25/2025
50,000	9.859 (4)	06/27/2025
200,000	11.30	07/03/2025
200,000	11.45	07/07/2025
(35,000)	$15.37	07/10/2025
200,000	11.31	07/10/2025
50,000	11.418 (5)	07/11/2025
300,000	11.42	07/11/2025

TWO SEAS LITIGATION OPPORTUNITIES FUND LLC

37,500	10.299 (6)	06/19/2025
17,500	10.247 (7)	06/24/2025
(82,909)	$15.47 (8)	07/03/2025
(75,209)	$15.477 (9)	07/03/2025
(65,000)	$15.18	07/09/2025
(15,000)	$15.37	07/10/2025

(1) The purchase price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from £10.08 to £10.41, inclusive. The reporting persons undertake to provide to the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares purchased or sold, as applicable, at each separate price within the ranges set forth in footnotes (1) – (9).
(2) The purchase price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from £10.21 to £10.25, inclusive.
(3) The purchase price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from £10.08 to £10.13, inclusive.
(4) The purchase price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from £9.845 to £9.935, inclusive.
(5) The purchase price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from £11.33 to £11.44, inclusive.
(6) The purchase price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from £10.080 to £10.41, inclusive.
(7) The purchase price is a weighted average price. These shares were purchased in multiple transactions at prices ranging from £10.21 to £10.25, inclusive.
(8) The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $15.47 to $15.48, inclusive.
(9) The sale price is a weighted average price. These shares were sold in multiple transactions at prices ranging from $15.46 to $15.48, inclusive.